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                                                                    Exhibit 99.1

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FOR IMMEDIATE RELEASE         Media Contact             Investor Contact:
                              -------------             -----------------
January 5, 2000               Elizabeth Heller          Kristen Nally
                              617-761-8419              617-252-7815

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   GENZYME TISSUE REPAIR ANNOUNCES COMPLETE CONVERSION OF $13 MILLION PRIVATE
                           PLACEMENT CONVERTIBLE NOTE

         CAMBRIDGE, Mass. - Genzyme Tissue Repair (Nasdaq: GZTR) today announced that the $13 million convertible note issued in February 1997 has been fully converted by its private holder. During the first half of December 1999, the holder converted the remaining $4.2 million of the principal amount of the note in exchange for approximately 2.9 million GZTR shares. Genzyme Tissue Repair has no further obligations under the note.

          "This is a significant milestone for the company as we gear up for a year of aggressive growth and lowering our breakeven point to move toward profitability," said Russell Herndon, president, Genzyme Tissue Repair. "We are starting 2000 without this added pressure on our stock and with a new plan that we expect will enable us to achieve our near- and longer-term goals. We anticipate providing more detailed guidance on our plan later this quarter."

         The $13 million note was fully converted into a total of approximately
7.5 million GZTR shares. Genzyme Tissue Repair now has approximately 28.5 million shares outstanding.

         Genzyme Tissue Repair is a leading developer of biological products for the treatment of orthopedic injuries such as cartilage damage, and severe burns. It is a


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division of Genzyme Corp. and has its own common stock intended to reflect its value and track its performance.

         This press release contains forward-looking statements, including statements regarding Genzyme Tissue Repair's ability to move toward profitability, the effect of the complete conversion of the $13 million convertible note on Genzyme Tissue Repair's stock, expectations regarding the effect of Genzyme Tissue Repair's new plan and the timing of an announcement of Genzyme Tissue Repair's guidance for 2000. Actual results may differ materially depending on many factors, including without limitation, revenue fluctuations, actual growth rates, actual results of sales and marketing efforts, actual expenses, market acceptance of and the availability of reimbursement from third party payors for Genzyme Tissue Repair's products and services, the competitive environment in the orthopedic and burn care markets, the actual effect of the complete conversion of the note on Genzyme Tissue Repair's stock, the actual effect of Genzyme Tissue Repair's new plan and the actual timing of an announcement of Genzyme Tissue Repair's guidance for 2000.

                                      # # #

Genzyme's releases are on the World Wide Web at http://www.genzyme.com.

They are also available from Genzyme's fax-on-demand service at 1-800-436-1443 within the United States and 1-201-521-1080 outside the United States.